Thornburg Investment Trust 485BPOS

Exhibit 99(a)(39)

THORNBURG INVESTMENT TRUST

THIRTY-NINTH AMENDMENT AND SUPPLEMENT TO

AGREEMENT AND DECLARATION OF TRUST

THIS THIRTY-NINTH AMENDMENT AND SUPPLEMENT is made by Garrett Thornburg, Sally Corning, Susan H. Dubin, Patrick J. Talamantes, Owen D. Van Essen and James W. Weyhrauch, being a majority of the members of the Board of Trustees (the “Trustees”) of Thornburg Investment Trust (the “Trust”).

The Trust was formed on June 3, 1987 by an Agreement and Declaration of Trust - Limited Term Trust dated June 3, 1987 (the “Declaration of Trust”). Section 3.1 of the Declaration of Trust permits the creation of new series of shares in addition to the series established and designated in Section 3.2.

Accordingly, by execution of this Amendment and Supplement, the undersigned Trustees effect the following amendment to the Declaration of Trust.

Creation of New Series

The undersigned Trustees establish a new series of shares designated “Thornburg Emerging Markets Managed Account Fund” effective December 7, 2022. The new series will have the relative rights and preferences described in Section 3.2 of the Declaration of Trust.

The undersigned Trustees establish a new series of shares designated “Thornburg Municipal Managed Account Fund” effective December 7, 2022. The new series will have the relative rights and preferences described in Section 3.2 of the Declaration of Trust.

The undersigned Trustees effect this amendment as of December 7, 2022 and direct the Trust’s president to file, or cause to be filed, this Amendment and Supplement in the appropriate governmental offices.

/s/ Garrett Thornburg	/s/ Patrick J. Talamantes
Garrett Thornburg	Patrick J. Talamantes

/s/ Sally Corning	/s/ Owen D. Van Essen
Sally Corning	Owen D. Van Essen

/s/ Susan H. Dubin	/s/ James W. Weyhrauch
Susan H. Dubin	James W. Weyhrauch

Thornburg Investment Trust	Page 1 of 1

Thirty-Ninth Amendment and Supplement to

Agreement and Declaration of Trust